EXHIBIT 10.1

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is entered into as of August 4, 2004 (the "Effective Date") by and between SonoSite, Inc., a Washington corporation having a principal place of business at 21919 30th Drive SE, Bothell, WA 98021-3904 ("Supplier"), and Boston Scientific Corporation, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, Massachusetts  01760 ("BSC").

Background

WHEREAS, Supplier has developed and manufactures certain ultrasound imaging Products (as defined herein);

WHEREAS, BSC desires to market the Products in the Territory (as defined herein) for use in the Field (as defined herein) as a co-exclusive distributor for a period of time and as an exclusive distributor thereafter; and

WHEREAS, Supplier desires to appoint BSC as a co-exclusive distributor for a period of time and as an exclusive distributor thereafter of the Products in the Territory for use in the Field;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Supplier and BSC agree as follows:

1.   DEFINITIONS.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

"Accessories" means the products listed as accessories on Exhibit A attached hereto.

"Act" means the United States Food, Drug and Cosmetic Act and similar laws and regulations in foreign jurisdictions, all as may be amended from time to time.

"Affiliate"means with respect to any party, any person or entity that, directly or indirectly, is controlled by, controls or is under common control with such party.

"Business Day" (whether such phrase is capitalized or not) shall mean any day, other than Saturday, Sunday or a legal holiday in Massachusetts, that banks located in Boston, Massachusetts are open for business.

"Co-Exclusive Period" means the period beginning on the Effective Date and ending December 31, 2004.

"Confidential Information"means all data, specifications, training materials and other know-how related to the design, research, development, use, implementation, performance, manufacture, distribution or sale of the Products, as well as all other information and data provided by either party to the other party hereunder in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, identified as confidential prior to or at the time of disclosure and confirmed in writing as confidential within 30 days after disclosure, in each case except any portion thereof which: (i) is known to the receiving party before receipt thereof under this Agreement as evidenced by the receiving party's written records; (ii) is properly and lawfully disclosed to the receiving party by a third person who has the legal right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party without use of such information, as evidenced by the receiving party's written records.

"FDA" means the United States Food and Drug Administration, or any successor entity.

"Field" means each of the fields of Vascular Access, Interventional Radiology, Nephrology, General/Vascular Surgery and Oncology (each as defined below).

"General/Vascular Surgery" means needle guidance or device placement in a surgical procedure for long-dwelling port or other vascular access device placements, typically with a surgical suite.

"GPO" means any hospital group purchasing organization, preferred purchasing organization, or integrated health delivery network with which Supplier has a written supply agreement pursuant to which it sells or may sell Products in the Territory for use in the Field to such GPO's members.

"Improvements" means any additions, developments, enhancements, updates and other changes in the Products, any extensions of the label claims for any Products and any new designs for any Product, except, in each case, for any Replacement Products (as defined below).

"Interventional Radiology" means the placement of a central, mid-line or peripheral catheter or the detection of fluid within the abdominal cavity for the purpose of targeting for a procedure, typically within an interventional suite.

"Nephrology" means the placement of a catheter device to aid in dialysis or another renal insufficiency therapy; the determination of patency or blood flow within a fistula or graft; or the general imaging of the kidneys or other renal structures for physiologic abnormalities, in each case typically within a nephrology clinic or department.

"Oncology" means vascular access procedures, including examination of veins for patency prior to needle insertion, and long-dwelling port or device placements or assessments of such already in place, typically within an oncology treatment center.

"Patent Rights" meansall patents, patent applications and rights to file patent applications that relate to any Product or its manufacture, sale, use, design, import and export and are licensed to, owned or controlled by Supplier now or in the future, including those listed on Exhibit B attached hereto, and, in each case, any reissues or extensions thereof and any foreign counterparts, divisions, continuations or continuation-in-part of any applications or substitutes therefor.

"Product" means Supplier's iLook® 15 and iLook® 25 ultrasound imaging tools and Accessories as set forth on Exhibit A attached hereto, as well as any Improvements for any of the foregoing.

"Product Approvals" means, for any country or other jurisdiction in the Territory, those regulatory approvals required for importation, exportation, promotion, pricing, marketing and sale of the Products in such country or other jurisdiction for use in the Field.

"Product Specifications"means the specifications for the Products provided by Supplier and set forth on Exhibit A attached hereto, including labeling affixed to Product packaging, as such specifications may be amended or supplemented from time to time in accordance herewith.

"Proprietary Rights" means all proprietary rights and interests of every nature, whether now existing or hereafter arising,including Patent Rights, in, to, related to or covering or incorporated into any Product, including those relating to their manufacture, sale, use or design and shall include inventions, ideas, improvements (including Improvements), manufacturing know-how, technology, trade secrets, trademarks (including Trademarks (as defined herein)) and Confidential Information.

"Regulatory Authority" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including the FDA.

"Reimbursement Approvals" means governmental and other approvals in any country or jurisdiction in the Territory, for a buyer to claim reimbursement at any level for the purchase of the Products, from private or public health insurance organizations in such country or jurisdiction in the Territory.

"Replacement Product" means any new product designed specifically for use in the Field and which (i) contains[*] which result [*] and (ii) was developed to [*].

"Territory" means the jurisdictions set forth on Exhibit D attached hereto, and each of their respective territories and possessions.

"Trademarks" means the trademarks described on Exhibit B attached hereto, and any additional trademarks owned or controlled by Supplier that may be used from time to time with respect to the Products.

"Vascular Access" means placement of a central, mid-line or peripheral catheter or other device by a clinician in the vasculature, typically at bedside or within an interventional or surgical suite.

Other Defined Terms.  Each of the following terms shall have the respective meaning ascribed to such term in the section of this Agreement set forth opposite such term below:

"BSC"

"Effective Date"

"Exclusive Period"

"Indemnifying Party"

"Indemnitees"

"In-Process Sales"

"Launch"

"Losses"

"Minimum Notice"

"Pre-Launch Sales"

"Product Information"

"QSR"

"Recall Objection Notice"

"Supplier"

Introductory paragraph

Introductory paragraph

Section 2.1

Section 8.2

Section 8.2

Section 2.1

Section 7.4

Section 8.1

Section 3.3(a)

Section 2.2(d)

Section 6.1

Section 4.7

Section 4.4(b)

Introductory paragraph

2.  DISTRIBUTION.

2.1  Appointment.  Subject to the terms and conditions set forth in this Agreement, Supplier hereby appoints BSC as Supplier's co-exclusive distributor during the Co-Exclusive Period of the Products (except Accessories) within the Territory for use in the Field, and as Supplier's exclusive distributor thereafter during the term of this Agreement (the "Exclusive Period") of the Products (except Accessories) within the Territory for use in the Field, and BSC hereby accepts such appointment.  Supplier also hereby appoints BSC, subject to the terms and conditions set forth in this Agreement, as Supplier's non-exclusive distributor of the Accessories within the Territory for use in the Field and BSC hereby accepts such appointment.  Supplier acknowledges and agrees that it shall not be entitled to any compensation other than payment of the purchase price for Products in accordance with Section 3.6 hereto.  Attached hereto as Schedule B of this Agreement is a list of all pending or in-process sales of Products for which Supplier has completed a majority of the selling process as of the Effective Date ("In-Process Sales").  In-Process Sales that are completed during the Co-Exclusive Period as well as any Pre-Launch Sales completed by Supplier prior to Launch will not be considered sales by BSC hereunder.  All other sales of Products within the Territory for use in the Field during both the Exclusive Period and the Co-Exclusive Period shall be considered [*].

* Confidential Treatment Requested

2.2   Certain Restrictions. (a) Except as set forth in Section 2.2(d) below, during the Co-Exclusive Period: Supplier (i) agrees to sell Products (except Accessories) for use in the Field within the Territory exclusively to BSC or, in the case of In-Process Sales or Pre-Launch Sales only, directly to end-users through its own internal sales force; (ii) agrees to sell Accessories for use in the Field within the Territory to BSC on a non-exclusive basis; and, (iii) agrees not to manufacture, license for manufacture, provide or sell Products for or to any third party (including any distributor or reseller of any kind) if Supplier knows or has reason to believe that such Products will be provided, distributed or sold by such third party anywhere in the Territory for use in the Field.  Supplier further agrees to use its best efforts to prevent the sale of any such Products for resale or distribution as described in Section 2.2(a)(iii) above within the Territory and shall take all actions reasonably requested by BSC to prevent such unauthorized sales activity.

  (b) Except as set forth in Section 2.2(d) below, during the Exclusive Period: Supplier (i) agrees to sell Products (except Accessories) for use in the Field within the Territory exclusively to BSC or, in the case of Pre-Launch Sales only, directly to end-users through its own internal sales force; (ii) agrees to sell Accessories for use in the Field within the Territory to BSC on a non-exclusive basis; and, (iii) agrees not to manufacture, license for manufacture, provide or sell Products for or to any third party if Supplier knows or has reason to believe that such Products will be provided, distributed or has reason to believe that such Products will be provided, distributed or sold by such third party anywhere in the Territory for use in the Field.  Supplier further agrees to use its best efforts to prevent the sale of any such Products for resale or distribution described in Section 2.2 (b)(iii) above within the Territory and shall take all actions reasonably requested by BSC to prevent such unauthorized sales activity.

(c) BSC agrees not to market Products to any GPO if such marketing is prohibited by the terms of an effective written agreement between Supplier and such GPO.

(d) Notwithstanding anything in this Section 2.2 to the contrary but subject to the final 2 sentences of Section 2.1 above, (i) prior to Launch Supplier shall not be prohibited from selling Products to any customer within the Territory for use in the Field ("Pre-Launch Sales") and (ii) following Launch Supplier shall not be prohibited from selling Products within the Territory for use in the Field to any hospital account represented by a GPO set forth on Schedule A attached hereto which has not, at the time of such sale, approved BSC's distribution of Products to its members.  Supplier shall provide a monthly written report to BSC of all sales of Products pursuant to this Section 2.2 (d) along with payment for any net amounts owed with respect to such sales pursuant to Section 2.1 above.

2.3  Marketing.  All business decisions [*] in the Territory of the Products for use in the Field, including the [*] thereof, will be within the [*] discretion of [*].  [*] shall be given a minimum of [*] to review, for compliance with applicable regulations and erroneous statements only, any [*] materials promoting the Products to customers and any Product handling manuals and instructions for use.

2.4  [Intentionally Omitted.]

2.5  Sales Referrals.  The Oncology business of BSC will use commercially reasonable efforts to implement a system whereby its sales representatives can refer customers in the Territory within the Field who so inquire to Supplier for the potential purchase of products of Supplier that are not Products subject to distribution by BSC pursuant to this Agreement.  Supplier will use commercially reasonable efforts to implement a system whereby its sales representatives can refer customers in the Field who so inquire to BSC for the potential purchase of products of BSC.  Neither party will be obligated to refer customers to the other party in situations where the parties have competitive products; provided, that the parties acknowledge that it may be appropriate to refer an ultrasound customer to the other party where the customer has determined that the referring party's ultrasound product offerings do not meet its needs.  The parties further acknowledge and agree that neither party shall have liability to the other of any kind for a breach of this Section 2.5 and that a breach of this Section 2.5 shall not be considered a material breach for any purpose, including termination, under this Agreement.

* Confidential Treatment Requested

3.  PURCHASE OF PRODUCTS AND TERMS OF SALE.

3.1  Supply Forecasts.  During the term of this Agreement, BSC shall provide to Supplier, on a monthly basis, a[*] forecast of expected orders of Products beginning with[*] following [*] in which the forecast is delivered.  With the exception of the [*] of the initial forecast delivered to Supplier, such forecasts shall not constitute [*].

3.2  Product Orders.  All orders of Products shall be on BSC's standard form of purchase order which BSC may employ from time to time and Supplier shall deliver the Products in accordance therewith.  The provisions of this Agreement shall prevail over any inconsistent statements or additional statements or provisions, rights and obligations contained in any document related to this Agreement passing between the parties hereto including any purchase order, acknowledgment, confirmation or notice.

3.3  Annual Minimum Purchase Obligation.  (a) Subject to the terms and conditions of this Agreement, BSC agrees, [*], to the minimum purchase obligations set forth on Exhibit E attached hereto.  Any determination of whether BSC has met the minimum purchase obligation [*] shall be based on the units of Product actually ordered on or before [*] by BSC.  Supplier agrees that on or before[*] (but no earlier than[*]) Supplier will deliver to BSC a written notice (the "Minimum Notice") detailing the number of units BSC must order on or before [*] in order to meet the minimum purchase obligation for [*].  Notwithstanding anything in this Agreement to the contrary, any order placed by BSC [*] will count toward the minimum purchase obligation for [*].

(b)  The quantity of the minimum purchase obligation [*] shall be reduced to the extent that BSC's purchases of units or its ability to meet such minimum purchase obligation were adversely affected by (i) the failure by Supplier to timely supply units to BSC in the amounts ordered by BSC; (ii) an event of force majeure, as described in Section 10.14 hereof; (iii) a Product recall; (iv) the infringement of Patent Rights in the Territory by third parties, the unenforceability of Patent Rights in the Territory or the impact of third party patent rights or other proprietary rights in the Territory; or (v) the failure to obtain, or maintain, or the withdrawal of, any requisite regulatory approval required for the sale of Products in the Territory (including Product Approvals) or any action by a Regulatory Authority to suspend or prohibit the manufacture, sale, use, distribution, marketing, export or import of Products.

(c) In the event that BSC fails to meet the minimum purchase obligation [*] in accordance with Sections 3.3(a) and (b) above, Supplier's [*] right and remedy with respect to such failure (subject to Supplier's termination rights pursuant to Section 9.2 (c) hereof) shall be the [*].

(d)  Notwithstanding anything to the contrary contained herein, [*], BSC shall have the right to continue to promote, market and sell Products hereunder on a [*], and this Agreement shall continue in full force and effect.

3.4  Product Specifications; Packaging and Labeling.  All Products delivered by Supplier hereunder shall be in full compliance with the Product Specifications and shall be ready for end-user sale, including all packaging, labeling, instructions-for-use and sterilization as approved by BSC and Supplier.  All Products shall be labeled (including bar coding/UPN numbers) in accordance with procedures mutually agreed upon by the parties.  Subject to Section 4.6 below, BSC may, at its option, include any Product as a component in any kit or collection of products.  In no event may BSC overlabel the Products or make changes to the labeling, instructions for use, or packaging without the prior approval of Supplier.

3.5  Obligation to Supply.  (a) Supplier shall manufacture, sell and deliver Products to BSC in accordance with this Agreement and the related purchase orders on the date specified for delivery in the purchase order (which date shall not be earlier than 30 days after the date of the purchase order) or, if no such date is specified, within 30 days of receipt by Supplier of BSC's purchase orders for Products; provided, that Supplier may deliver Products within less than 30 days if such delivery is necessary in order for such shipment to occur prior to December 31 of a calendar year.

* Confidential Treatment Requested

(b) If Supplier is unable to supply Products ordered by BSC in accordance with the terms of this Agreement and the purchase orders therefor for three consecutive months, then Supplier shall use its best efforts to remedy the problem or secure an alternative source of supply within an additional three month period at no cost to BSC, and any such alternative source of supply shall be on terms substantially identical to, and no less favorable to BSC than, the terms of this Agreement.

(c) The prices paid by BSC for Products delivered hereunder shall be adjusted in the event that Supplier fails to supply the required amount of Products as provided in Section 3.5(a) hereof.  If Supplier fails to deliver [*].

(d)  Supplier acknowledges that BSC may elect to purchase the Products marked with an asterisk on Exhibit A hereto directly from Supplier's current vendors or alternate vendors or to manufacture such Products at BSC's own facilities; provided, that this provision shall in no way require Supplier to breach any contract with a vendor.  Supplier agrees, at BSC's request, to provide BSC with the names of such vendors.

3.6  Product Pricing and Payment.  Supplier shall invoice BSC for Products delivered to BSC in accordance with this Agreement and the purchase orders therefor at the prices set forth on Exhibit C attached hereto.  BSC shall pay for Products [*] after the receipt of Supplier's invoice (provided that the invoice is received no earlier than the date that shipment is received) unless BSC is in dispute of any payment.  During the term of this Agreement, BSC shall be responsible for paying all fees, whether payable by Supplier or BSC, owed to each GPO in connection with BSC's sales of the Products to such GPO's members in accordance with this Agreement and processes mutually agreed to by BSC and Supplier.

3.7  Demonstration Units.  Upon BSC's request, Supplier will sell to BSC [*] units (new or functional refurbished units, with stand) of each iLook® Product in human-use form at a transfer price per unit equal to [*].  Such units will be delivered to BSC [*].

3.8  Shipping.  Supplier shall ship Products ordered by BSC hereunder in accordance with the purchase orders therefor via common carrier selected by BSC, FOB Supplier's shipping point.  Risk of loss or damage shall pass to BSC only upon delivery to BSC's designated carrier.

3.9  Acceptance.  (a) Each shipment of Products from Supplier to BSC shall contain such quality control certificates reasonably requested by BSC certifying that the Products are in conformity with the Product Specifications and all Product Approvals.  Notwithstanding any prior inspection or payments, all Products will be subject to BSC's standard final visual inspection procedures and acceptance at BSC's designated destination point within [*] after delivery.  BSC shall notify Supplier within [*] after delivery of any apparent defective material or workmanship or non-conformity of any Product to the Product Specifications, Product Approvals or purchase order.  If BSC fails to so notify Supplier, BSC will be deemed to have accepted the Product; provided, that the warranty set forth in Section 7.2 hereof shall survive acceptance of the Product by BSC.

(b) Without prejudice to any other right or remedy of BSC, in case any item is found, as a result of the process set forth in Section 3.9 (a) above, to be defective in material or workmanship, or otherwise not in conformity with the Product Specifications, Product Approvals, the requirements of BSC's purchase order, or the requirements of Section 4.7 hereof BSC will have the right to reject it.  Any item that has been rejected must be replaced by and at the expense of Supplier promptly after notice.  BSC will not be required to pay for any rejected item, or its shipping costs or any other costs related thereto.  BSC will return all rejected Products to Supplier at Supplier's expense.

3.10  Changes.  Supplier [*] (including labeling) to be sold in the Territory for use in the Field or the Product Specifications for any Product to be sold in the Territory for use in the Field [*].  [*] (including labeling applicable to Products being sold by BSC pursuant to this Agreement) or the Product Specifications to be made as required by law.  [*].

* Confidential Treatment Requested

4.  REGULATORY APPROVALS AND COMPLIANCE.

4.1  General. Supplier shall be responsible, at its expense, for obtaining, maintaining and complying with all United States regulatory requirements and approvals (including all Product Approvals) necessary to promote and sell the Products in the Territory for their current indications.  Supplier shall promptly notify BSC and provide to BSC a copy or transcription, if available, of any communication from the FDA relating to the Products, the marketing thereof or any related matter (including copies of all Product Approvals) and shall keep BSC reasonably apprised of regulatory interactions and similar activities with governmental authorities in connection with the Products, inside the Territory.  All regulatory approvals shall be obtained in the name of Supplier.

4.2  Data.  Supplier shall provide to BSC copies of its existing scientific, medical, technical and other data related to the Products to support BSC's marketing activities.  Supplier shall update the data submissions it makes under this Section 4.2 and provide BSC with all new data promptly after the same is developed, assembled or comes to the attention of Supplier.

4.3  Traceability Program.  BSC shall be responsible for maintaining medical device vigilance systems in the Territory as required by applicable law of a distributor of products such as the Products, and shall provide Supplier with reasonable access to such records.

4.4  Product Recalls. (a) If, [*], any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, [*] may undertake such recall or issue such advisory letter [*].  [*].  The parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but [*] to protect users of the Products or to comply with any applicable governmental orders or mandates.  The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter.  Notwithstanding anything in this Agreement to the contrary, [*].

(b)  In the event of a recall of any Product, Supplier shall correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable, and shall, [*].  Supplier shall promptly[*] as a result of any recall or advisory letter; provided, that Supplier, subject to Section 4.4(c) below, shall not [*].

(c)  [*].

4.5  Notices.  Supplier shall notify BSC immediately if it becomes aware of any issue relating to regulatory compliance, safety or efficacy of a Product, its testing, manufacture, labeling or packaging, occurring within the Territory or outside of the Territory.  Without limiting the generality of the foregoing, Supplier will notify BSC immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product) occurring within the Territory or outside of the Territory or any malfunction of a Product that would result in the submission of a medical device report.

4.6  Compliance with Laws.  Supplier will comply with all applicable laws and regulations in the Territory pertaining to the testing, manufacture, labeling or packaging of the Products and in any other manner pertaining to performance by Supplier of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements.  Supplier will also comply with all applicable laws and regulations of the countries and jurisdictions in the Territory pertaining to the import, export, distribution, sales and marketing of the Products.  Without limiting the generality of the foregoing, Supplier will (i) report to the FDA within any relevant time periods all events that are required to be reported (including any death or serious bodily injury caused by a Product); and (ii) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to the FDA.  BSC shall comply with all applicable laws and regulations pertaining to the distribution, sale and marketing of the Products in the countries where it sells and markets the Products and with the terms and conditions applicable to it set forth in the GPO agreements under which BSC becomes an authorized distributor pursuant to Section 7.4 hereof.

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4.7  Manufacturing Requirements.  Supplier will manufacture the Products in accordance with (a) the Product Specifications, (b) applicable regulations required by the Act, (c) quality system regulations of the FDA ("QSR"), including master device and lot history records and (d) other pertinent rules and regulations.  Upon the request of BSC, Supplier shall provide BSC with written evidence of compliance with the criteria set forth in the preceding sentence.  During the term of this Agreement, Supplier will maintain or cause to be maintained the Product manufacturing facility's registration as a certified medical device manufacturing facility and will maintain such facility registration with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would pass an audit for compliance with QSR.  For a period of 7 years after delivery to BSC of each Product, Supplier shall (i) maintain records of the manufacturing date and lot number of each unit of Product, and (ii) provide BSC a copy of such records of Products shipped to BSC upon BSC's request.

4.8  BSC Inspection Rights; Regulatory Co-operation; Suppliers.

(a) BSC shall have the right to have its representatives present at the Supplier's plant or plants at which the Products are manufactured during normal business hours to conduct an initial and periodic inspections of such facilities and manufacturing procedures for compliance with QSR and the Product Specifications and to inspect Supplier's inventory of Products, work-in-process, raw materials to be used for the Products, production records and such other matters as may be pertinent to proper quality assurance of the Products to be delivered hereunder.  BSC agrees to give Supplier a minimum of [*] prior notice of any such inspection.  Supplier shall immediately use its best efforts to take such action as is required to correct any deficiencies identified by BSC relating to the production of any Product.

(b) Upon reasonable notice, Supplier agrees to assist BSC in arranging visits and inspection of the plants at which Supplier's vendors manufacture any component, material, sub-assembly or service for any Product.

4.9  Regulatory Audit.  Supplier will permit authorized representatives of any Regulatory Authority to inspect Supplier's plant and production facilities relating to or used in connection with the manufacture of the Products and will promptly notify BSC when Supplier receives notice of any such inspection.  Supplier will advise BSC of the findings of any regulatory inspection and will take the necessary steps reasonably promptly to correct any compliance deficiencies found by the Regulatory Authority relating to the production of the Products.  Supplier further agrees to use its best efforts to provide to BSC such documentation as BSC may reasonably request in connection with any regulatory submission or audit concerning the Products.

4.10  Complaints.  BSC shall report to Supplier all customer complaints relating to the Products received by BSC within [*] of BSC's receipt of such complaints.  BSC may use its internal complaint form or similar means of documentation within its standard procedures to document complaint details for forwarding to Supplier. If additional information is necessary to conduct a complaint investigation, BSC agrees to take reasonable steps to provide such information if it is available to BSC.  Supplier will perform complaint evaluations and Product analysis for all Product complaints whether received through BSC or otherwise in order to investigate the cause of such complaints and to determine any required corrective actions.  Supplier will maintain records of such investigations as required by QSR.  Supplier has a period of [*] from the time it receives a request/complaint from BSC or otherwise to perform a complete investigation that contains a root cause analysis, and corrective action recommendations.  Supplier will inform BSC promptly of the results of any such investigation and Supplier's recommendations.  BSC will enter all complaints, as well as recommendations and analyses of Supplier into BSC's complaint handling system.  BSC will return to Supplier the Product that is the subject of a complaint if such Product has been made available to BSC.  Supplier will also maintain a cross reference system from Supplier's complaint handling system to BSC's complaint handling system.  Supplier will use commercially reasonable efforts to complete all corrective actions, including corrective actions identified in a response to BSC pursuant to this Section 4.10 within [*] or, if such corrective action cannot be completed within [*], as soon thereafter as possible.  Any corrective actions generated by BSC will require a written response from Supplier within [*].  BSC may elect to increase this time period at its option.  Supplier will provide BSC with a follow-up report on the effectiveness of the corrective actions within a reasonable time period.

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5.  TRADEMARKS; INFRINGEMENT OF INTELLECTUAL PROPERTY.

5.1  Trademark License.  Supplier hereby grants to BSC a fully paid up and royalty-free right and license (without the right to sublicense) to use the Trademarks in connection with the promotion, marketing, sale, distribution and delivery of the Products in the Territory during the period in which BSC is authorized to distribute Products hereunder; provided, that such use shall only be in the manner approved by Supplier in advance.  BSC shall not be obligated to use the Trademarks in connection with the promotion, marketing, sale, distribution or delivery of any Product.  Supplier shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform BSC of any changes in or additions to the Trademarks.  BSC shall not acquire any rights to the Trademarks except as explicitly set forth herein, and upon any termination or expiration of this Agreement shall cease all use of the Trademarks following the expiration of any post-termination period during which BSC is permitted to sell Products pursuant to Section 9.3 below.  Without limiting the foregoing, BSC shall be entitled to use its own trademarks in connection with the promotion, marketing, sale,  distribution and delivery of Products, which trademarks shall remain at all times the exclusive property of BSC.

5.2  Infringement.  (a) Each of BSC and Supplier will notify the other party in writing of any infringement of a Patent Right or Trademark within 30 days after it becomes aware of such infringement.  Supplier shall have the exclusive right (after consultation with BSC) at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark.

(b) Supplier shall permit BSC to participate at its own cost in any legal action brought by Supplier to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark; provided, that Supplier shall maintain the right to control the prosecution of such action.

(c) All proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to Section 5.2(a) above (net of direct out-of-pocket expenses relating thereto) which relate to lost Product sales or other damages incurred in the Territory in the Field shall be [*].

5.3  Patent Prosecution.  Supplier shall apply for, prosecute and maintain, during the term of this Agreement, the Patent Rights listed in Exhibit B hereto which it reasonably believes are necessary to protect its proprietary technology.

5.4  Patent Prosecution Costs.  Payment of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Supplier.

6.  CERTAIN OBLIGATIONS OF SUPPLIER AND BSC.

6.1  Product Information.  Supplier will furnish to BSC any and all product handling manuals, sales literature, and other applicable information relating to the Products, including such information as is necessary or appropriate for BSC to formulate any other manuals, promotional materials and warning labels deemed necessary or appropriate by BSC (collectively, the "Product Information").  Supplier represents and warrants that the Product Information shall be accurate and complete in all material respects, and undertakes to update any such Product Information when any information included therein becomes outdated, inaccurate or misleading.  Subject to Section 2.3 above, BSC shall have the right to produce, at its expense, promotional material, Product handling manuals, instructions for use, warning labels and other written information relating to the Products which is based in whole or in part on the material supplied by Supplier.

6.2  Field Support and Training.  (a) Supplier will use commercially reasonable efforts to provide such technical assistance, clinical support, sales support and training to customers in the Field regarding the Products as BSC reasonably requests.  BSC acknowledges that Supplier will generally need [*] advance notice of such requests.  BSC shall pay Supplier [*] per clinical specialist per day for such field support services plus reasonable and documented travel expenses, payable within[*] of BSC's receipt of Supplier's invoice for such services.

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(b) Upon reasonable notice, Supplier will provide BSC with assistance in training BSC representatives with respect to the Products.  Prior to, and in connection with, Launch as well as in connection with BSC's national sales meeting for its Oncology Division occurring in the [*], Supplier will provide such assistance [*].  Other than as set forth in the previous sentence, BSC will reimburse Supplier for reasonable and documented travel expenses incurred by Supplier in connection with the performance of training assistance provided pursuant to this Section 6.2 (b).

6.3  Product Development; [*].  (a) Supplier shall use reasonable commercial efforts to continue to manufacture and develop Products, including Improvements.  Supplier shall notify BSC of any Improvements promptly in writing.  Each such notice shall (i) specify in reasonable detail the nature of the Improvement and (ii) specifically reference this Section 6.3 of this Agreement.

(b) Supplier shall promptly provide written notice to BSC of the development of any Replacement Product [*] which such notice shall describe such Replacement Product in reasonable detail.  Provided that BSC is not in a continuing material breach of this Agreement and has not been [*].  No failure or deemed failure of BSC to exercise its rights pursuant to this Section 6.3 (b) with respect to any Replacement Products shall in any way limit or repair BSC's rights pursuant to this Section 6.3 (b) with respect to any other Replacement Product.

6.4  BSC [*].  BSC agrees, during the term of this Agreement, that it will not [*].

6.5  Non-Solicitation.   (a)  During the term of this Agreement, the Oncology Division of BSC will not, directly or indirectly, solicit Supplier's employees for employment by BSC or any other person or entity. The term "solicit for employment" shall not be deemed to include general solicitations of employment by, or on behalf of, the Oncology Division of BSC, not specifically directed towards employees of Supplier or unsolicited requests for employment made to the Oncology Division of BSC by Supplier's employees.

(b)  During the term of this Agreement, Suppler will not, directly or indirectly, solicit BSC's employees for employment by Supplier or any other person or entity. The term "solicit for employment" shall not be deemed to include general solicitations of employment by, or on behalf of, Supplier, not specifically directed towards employees of BSC or unsolicited requests for employment made to Supplier by BSC's employees.

7.  REPRESENTATIONS AND WARRANTIES.

7.1  Mutual Representations and Warranties.  Except as set forth in Schedule A hereto, each of Supplier and BSC hereby represents and warrant to the other that:

it is a duly and validly organized and existing corporation in good standing, in the case of BSC under the laws of the state of Delaware, and in the case of Supplier, under the laws of the state of Washington, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and its activities hereunder requires such qualification, the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject, all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legal binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

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7.2  Product Warranty.  (a) For a period of [*] following receipt by BSC of the Product in question, Supplier represents and warrants to BSC that all Products supplied to BSC hereunder shall at the time of shipment to BSC: [*].

(b)  Supplier will be responsible for all repair, maintenance and warranty obligations to end-users.  The manufacturer's warranty set forth on Exhibit F hereto will be offered by Supplier to all customers of BSC receiving Products pursuant to BSC's distribution hereunder.  Exhibit F hereto also sets forth procedures that Supplier will follow and services that Supplier will offer with respect to customer warranty claims, as well as repair and maintenance requests.

(c)  Subject to Section 8.2 below with respect to third party claims, Supplier's sole obligation and liability under the warranty set forth in Section 7.2(a) above, is limited at Supplier's option to the repair or replacement, within a reasonable period of time not to exceed [*], of the Product or a refund of the purchase price for the Product.

7.3.  Non-Infringement.  Supplier represents and warrants to BSC that no Product, Proprietary Right and Trademark infringes the rights of third parties.

7.4  No Other Distributors; GPOs.  Except for the GPOs set forth on Schedule A hereto ("GPOs"), Supplier represents and warrants that it does not currently have agreements with any other GPOs or any other agents, representatives, or distributors relating to the promotion or sale of Products in the Territory for use in the Field.  Supplier will use commercially reasonable efforts to obtain the approval of each of the GPOs for BSC to distribute Products pursuant to this Agreement to such GPOs or their members.  Supplier agrees to keep BSC informed on a weekly basis of Supplier's progress in obtaining GPO approvals pursuant to the previous sentence.  Notwithstanding anything in this Section 7.4 to the contrary, Supplier will not, without first obtaining BSC's prior written consent, (i) designate BSC as an authorized distributor under any Supplier contract with a GPO if such designation would subject BSC to any obligations pursuant to such contract (other than pricing obligations with respect to Products) or (ii) amend any existing Supplier contract with a GPO or execute a new contract with a GPO if such amendment or execution would be detrimental in any way to BSC's interests pursuant to this Agreement.  Unless BSC objects to any such designation, amendment or execution within 21 days of receipt of written notice from Supplier, BSC shall be deemed to have approved such action.  The parties acknowledge that it is BSC's intention to review such GPO contracts only for purposes of determining whether such GPO contracts would negatively impact BSC's profit margins relative to any Products or would otherwise expose BSC to liabilities or obligations outside of the ordinary course of business.  The parties also acknowledge that Supplier shall be under no obligation to negotiate changes to any GPO contracts on BSC's behalf.  In the interest of clarity, the parties hereto acknowledge that it is BSC's current intention to delay training its personnel on the safe and effective use of the Products and to delay the first commercial sale of the Products by BSC ("Launch") until such time as Supplier has received approval for BSC to distribute Products hereunder from GPOs representing an aggregate of at least 75% of the individual hospital accounts represented by the GPOs set forth on Schedule A attached hereto.

7.5  Disclaimer.  Except as set forth in Sections 7.1, 7.2, 7.3 and 7.4 above, Supplier makes no warranties, whether express, implied or statutory, regarding or relating to the Products or any materials or services provided to BSC under this Agreement. Supplier hereby disclaims all implied warranties, including implied warranties of merchantability and fitness for a particular purpose.

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8.  INDEMNIFICATION.

8.1.  Infringement Indemnification.  Subject to the provisions of Section 8.3 below, Supplier shall defend, indemnify and hold harmless BSC, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees and those that may be asserted by a third party) or liability (collectively, "Losses") arising from or related to an allegation that any Product infringes or misappropriates any intellectual property right of any third party (including any patent, copyright, trade secret or trademark).  If any Product is held to constitute an infringement or misappropriation of any third party's intellectual property rights or if in Supplier's opinion, any Product is, or is likely to be held to constitute, an infringement or misappropriation, Supplier will at its expense and option do one of the following: (i) procure the right for BSC to continue distributing the Product in accordance with this Agreement at no additional cost to BSC; or (ii) replace the Product with a non-infringing and non-misappropriating equivalent product conforming to the Product Specifications at no additional cost to BSC or (iii) modify the Product to make it non-infringing and non-misappropriating while conforming to the Product Specifications at no additional cost to BSC.

8.2  Other Claims.  Subject to the provisions of Section 8.3 below, each of Supplier and BSC (each, in such capacity, an "Indemnifying Party") will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, in such capacity, the "Indemnitees") from and against any Losses, including Losses imposed upon the Indemnitee(s) by any third party, arising from or related to: [*].  The foregoing indemnification shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement.  Without limiting the foregoing, Supplier shall defend, indemnify and hold harmless the BSC Indemnitees from and against any Losses imposed upon the BSC Indemnitees by any third party arising from or related to any of the Products in connection with[*].  In no event shall either party be liable for any special, incidental, indirect or consequential damages whatsoever, including damages for loss of business profits, business interruption, loss of business or other financial loss, arising out of or in connection with any Product or other goods or services furnished under this Agreement or otherwise under this Agreement; provided, that [*].

8.3  Procedure.  A party seeking indemnification shall promptly notify the other party in writing of a claim or suit; provided, that a party's failure to give such notice or delay in giving such notice shall not effect such party's right to indemnification under this Section 8 except to the extent that the other party has been prejudiced by such failure or delay.  Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent.  The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor; provided, that the Indemnifying Party shall control the defense.  The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party's sole cost and expense.  The Indemnifying Party shall not settle any claim or suit without the Indemnitee's prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

8.4  Insurance. At all times during which any Product is being commercially distributed or sold by BSC hereunder, as well as for a period of seven years thereafter, Supplier shall procure and maintain from a reputable insurer reasonably satisfactory to BSC insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated.  Such insurance policy shall at all times name BSC as an additional insured thereunder.  It is understood that such insurance shall not be construed to create a limit of Supplier's liability with respect to its indemnification obligations under this Section 8.  Supplier shall provide BSC with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request.  Supplier shall provide BSC with written notice at least 15 days prior to the cancellation, non-renewal or material change in such insurance.

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9.  TERM AND TERMINATION.

9.1  Term.  This Agreement shall take effect as of the Effective Date and shall remain in effect until December 31, 2008, unless sooner terminated in accordance herewith.  As referenced in this Agreement, the "term of the Agreement" shall be deemed to refer to the initial term and any renewal terms agreed upon by the parties.

9.2  Termination.  (a) Either party may terminate this Agreement at any time [*] written notice to the other party in the event that the other party shall have materially breached any of its obligations, representations or warranties hereunder and shall not have cured such breach prior to the expiration of such [*].  Without limiting the foregoing, failure by Supplier to meet [*] of BSC's Product orders with respect to any Product for [*] shall be deemed to be a material breach of an obligation by Supplier hereunder if such failure results in an impairment of BSC's ability to meet end-customer demand.

(b) The parties may terminate this Agreement at any time upon mutual written agreement.

(c) Supplier may terminate this Agreement at any time by written notice delivered to BSC [*].  Notwithstanding anything in this Agreement to the contrary, BSC shall have a period of [*] following delivery of such termination notice to cure such default by [*].

9.3  Effect of Termination. Notwithstanding anything to the contrary contained herein, upon termination or expiration of this Agreement, Supplier shall continue to fill all BSC Product orders ("Post-Termination Orders") made in accordance with the provisions of this Agreement during the 30-day period following the date of such termination or expiration provided such orders are for fulfilling outstanding customer orders (BSC having notified Supplier in writing of such outstanding orders prior to such termination or expiration).  BSC shall continue to have all rights necessary or appropriate to sell Products (including Products delivered pursuant to Post-Termination Orders and any Products ordered by BSC prior to termination or expiration) for 6 months following the date of termination or expiration and Supplier shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to facilitate such sales by BSC.  Notwithstanding anything to the contrary contained herein, Supplier shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to permit BSC to fulfill its obligations to deliver Products pursuant to outstanding orders or commitments at the time of such termination or expiration until such commitments have expired (but in no case past December 31, 2008), including Supplier's obligation to fill BSC Product orders.  Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination.  Without limiting the foregoing, the provisions of Sections1, 3.9, 4.4, 4.8, 4.9, 5.2(b) and (c), 7 (other than Section 7.4), 8, 9 and 10 hereofshall survive any expiration or termination of this Agreement.  [*].

10.  General Provisions.

10.1  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its rules regarding conflicts of laws.

10.2  Confidentiality.  It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other.  Each party agrees to take reasonable steps to prevent disclosure of Confidential Information and not to use any Confidential Information except for the limited purposes set forth in this Agreement; provided, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be required law, the rules and regulations of any stock exchange or The NASDAQ Stock Market, or by court order, or to the extent necessary and appropriate to divulge such Confidential Information to obtain governmental approval for the investigation or marketing of the Products; provided further, that notice of such disclosure is provided to the other party prior to such disclosure sufficient, where applicable, to allow such other party to seek appropriate protective orders.

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10.3  Waiver.  Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, except by an instrument in writing signed by an authorized officer of each party.  No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

10.4  Independent Contractors.  Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party.  This Agreement and the relations hereby established by and between Supplier and BSC do not constitute a partnership, joint venture, franchise, agency or contract of employment.

10.5  Assignment.  Neither party may assign its rights or obligations hereunder including by way of merger or other acquisition without the prior written consent of the other; provided, that notwithstanding the foregoing, either party may assign its rights and obligations hereunder to a purchaser of all or substantially all of the assets or business of such party or in the case of BSC, BSC's Oncology division without the other party's consent; provided, that the purchaser(s) unconditionally agree in writing, with a copy provided to the other party, that the terms of this Agreement shall be honored by the purchaser(s) and that this Agreement shall be a binding obligation of the purchaser(s).  It is understood that BSC may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates.

10.6  Publicity.  Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the parties hereto in writing, the parties shall (a) keep the material terms of this Agreement confidential and (b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement.

10.7  Notices.  Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by reputable overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), and in the case of BSC, addressed to the attention of [*], with a copy to the attention of the General Counsel at One Boston Scientific Place, Natick, Massachusetts, 01760, and in the case of Supplier, addressed to the attention of [*], Director, Business Development, with a copy to the attention of the General Counsel, at 21919 30th Drive SE, Bothell, WA 98021-3904, or to such other place as any party may designate as to itself by written notice to the other party.

10.8  Severability.  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.  The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.9  Headings.  Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

10.10  Interpretation.  Words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, unless the context otherwise requires.  Whenever the word "include", "includes" or "including" appears in this Agreement, it shall be deemed in each instance to be followed by the words "without limitation."

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10.11  Entire Agreement; Amendment.  The terms and provisions contained in this Agreement constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof.  No agreement or understanding amending, supplementing or extending this Agreement shall be binding upon either party unless it is in a writing and signed by the applicable party.  Without limiting the foregoing, the parties anticipate that the Exhibits, Annexes and Schedules hereto may be amended or supplemented from time to time by mutual written agreement.

10.12  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13  Further Assurances; Force Majeure.  Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.  Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any act of God, embargo, strike, fire, flood or other unforeseeable cause beyond the control and without the fault or negligence of the party so affected.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.  No excusal of performance pursuant to this Section 10.14 may continue for more than 180 days.

10.14  Specific Performance.  Each party acknowledges that it will be impossible to measure in money the damage to the other party if a party fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages.  Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.  Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

SONOSITE, INC. By:___/s/ Kevin M. Goodwin_______ Name: Kevin M. Goodwin Title: CEO	BOSTON SCIENTIFIC corporation By:__/s/ Dave McClellan_______________ Name: Dave McClellan Title: President, Boston Scientific/Oncology

Exhibit A

PRODUCT INFORMATION AND SPECIFICATIONS

Products:

iLook 15® including:

--Ultrasound unit, including c15 transducer

--Desktop docking station

--2 batteries

--Universal AC Power supply and power cable

--Auxiliary power cable

--Ultrasound gel

--User guide

--1 year warranty

iLook 25® including:

--Ultrasound unit, including l25 transducer

--Stand with charging cradle

--2 batteries

--Universal AC Power supply and power cable

--Auxiliary power cable

--Ultrasound gel

--User guide

--1 year warranty

Accessories:

--Desktop docking station

--iLook® battery - replacement

--Universal AC Power supply and power cable

--Auxiliary power cable

--Stand with charging cradle

--SiteLink Image Manager - software and null modem cable

Printer Bracket - iLook stand

--iLook 25® Needle Guide bracket

--iLook® 18-guage needle guide/cover kit (sold in 24-unit boxes)

--iLook® 21-guage needle guide/cover kit (sold in 24-unit boxes)

--iLook® 22-guage needle guide/cover kit (sold in 24-unit boxes)

--SonoSite backpack

--SonoSite iLook User Guide, English

--iLook® Quick Reference Guide

-Ultrasound gel

-Sony UP895 MD B&W Video Printer

-USB Serial Cable (for conversion from RS-232 to a USB, required for SiteLink)

-Security Cable (Kensington Cable)

-Video cable (RCA/BNC)

-iLook 25® sheath-only kit (box of 24)

Product Specifications:

See attached "Functional Requirements Specification, PowerPuff, Document Number DO1147, Revision K".

SonoSite, Inc.                                                                                                                     Bothell, Washington

Document Number:	Printed by: [*]

Revision:	K

Title:	International Distribution Agreement

CHANGE HISTORY:

Revision	Description of Change
K	[*]
J	[*]
H	[*]
G	[*]
F	[*]
E	[*]
D	[*]
C	[*]
B	[*]
A	[*]

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TABLE OF CONTENTS

1  Introduction

  1.1  Program Objective

  1.2  Document Scope

  1.3  Format and Conventions

  1.4  Reference Documents

    1.4.1  SonoSite, Inc. Documents

    1.4.2  Industry Standards and Regulatory Agency Documents

    1.4.3  Design Specifications

2  Deliverables

3  Features

4  Intended Uses

  4.1  Transabdominal General Imaging Applications and Indications

  4.2  Transabdominal Gynecologic Applications and Indications

  4.3  Transabdominal Obstetrical Applications and Indications

  4.4  Transthoracic Cardiac Applications and INdications

  4.5  Vascular Imaging Applications

  4.6  Superficial Imaging Applications

  4.7  Image Transfer Applications

5  User Needs

  5.1  System Environment

  5.2  System Transporting

  5.3  User Interface Form Factor

  5.4  Transducer Form Factor

  5.5  Stand Form Factor

  5.6  User Feedback

    5.6.1  Visual Feedback

    5.6.2  Audio Feedback

  5.7  User Performance

  5.8  User Adjustable Parameters and Status

    5.8.1  System Parameters

    5.8.2  2D Mode Parameters

    5.8.3  Color Mode Parameters

    5.8.4  Measurement Parameters

    5.8.5  Image Management Parameters

    5.8.6  Patient Information Parameters

  5.9  Miscellaneous User Interface Requirements

6  Imaging

  6.1  Imaging Modes

  6.2  Optimization / Presets

  6.3  C15 2D Exam Types and Selections

  6.4  L25 2D Exam Types and Selections

7  Needle Guidance

8  System Defaults

  8.1  Default Settings

9  Usage Models

  9.1  Usage Model - Power

  9.2  Usage Model - Mechanical Interfaces

  9.3  Usage Model - Cleaning and Disinfecting

  9.4  Usage Model - Cable Use

10  System Performance

  10.1  Weight

  10.2  System Response

  10.3  Transducer Performance

    10.3.1  C15 Micro-convex Imaging Performance

    10.3.2  L25 Short-Linear Imaging Performance

  10.4  General Display Requirements

  10.5  Printing

  10.6  Image Store

  10.7  Connectivity

  10.8  External Video Drive Specifications

  10.9  Data Retention

  10.10  Date and Time Compliance

  10.11  Measurements

  10.12  Battery Pack Operation Specifications

  10.13  User Interface / AC Adapter Charging Requirements

  10.14  AC Adapter Power Requirements

  10.15  Line Cord Requirements

  10.16  Dock Functional and Performance Requirements

  10.17  Stand Functional and Performance Requirements

  10.18  Security

11  Safety

  11.1  Safety Classification

  11.2  Maximum Surface Temperature

  11.3  Biocompatibility

12  Acoustic Power and Intensity

  12.1  Thermal Index and Mechanical Index Output Display

  12.2  Acoustic Power and Intensity Output Limits

  12.3  Thermal Index Output Limit

  12.4  High Confidence Output Level Limits

  12.5  Output Level Defaults

  12.6  Default Level User Setups

  12.7  Ultrasound Exposure Contrul

13  Environment

  13.1  Natural Environment

    13.1.1  Temperature and Humidity

    13.1.2  Pressure (Altitude)

    13.1.3  Dust and Liquid Ingress

  13.2  Induced Environmental, Mechanical

    13.2.1  Construction

    13.2.2  Cable Flex

  13.3  Induced Environmental, Electrical

  13.4  Induced Environmental, Chemical

  13.5  Packaged Product

14  Internal Constraints

  14.1  Testability

  14.2  Manufacturing Requirements

  14.3  Reliability

  14.4  Serviceability

  14.5  Maintainability and Upgradeability

15  Product and Customization

  15.1  Factory Customization

  15.2  Distributor Customization

  15.3  Service Customization

  15.4  User Customization

16  System Labeling

  16.1  Languages

  16.2  Identification and Marking

  16.3  Manuals

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Exhibit B

PATENTS AND TRADEMARKS

Patent Name	Serial Number	Issue Date
Hand Held Ultrasonic Diagnostic Instrument	08/672,782	3/03/1998
Hand Held Ultrasonic Diagnostic Instrument with Digital Beamformer	08/863,937	10/06/1998
Ultrasonic Array Transducer Transceiver for a Hand Held Ultrasonic Diagnostic Instrument	08/826,543	4/13/1999
Ultrasonic Signal Processor for a Hand Held Ultrasonic Diagnostic Instrument	09/167,964	10/24/2000
Ultrasonic Imaging Device with Integral Display	09/306,372	3/20/2001
Ultrasonic Signal Processor for Power Doppler Imaging in a Hand Held Diagnostic Instrument	09/426,088	5/07/2002
Ultrasonic Signal Processor for a Hand Held Ultrasound Diagnostic Instrument	09/630,165	7/09/2002
Mobile Ultrasound Diagnostic Instrument and Docking Stand	09/564,600	9/10/2002
Low Power Portable Ultrasonic Diagnostic Instrument	09/564,299	10/29/2002
Balance Body Ultrasound System	10/227,160	6/10/2003

Exhibit C

PRICING

Product	Transfer Price
iLook15® or iLook25® (including all Products listed under iLook15® or iLook25® on Exhibit A)	[*]
Accessories

--Desktop docking station

--iLook® battery - replacement

--Universal AC Power supply and power cable

--Auxiliary power cable

--Stand with charging cradle

--SiteLink Image Manager - software and null modem cable

--Printer Bracket - iLook stand

--iLook 25® Needle Guide bracket

--iLook® 18-guage needle guide/cover kit (sold in 24-unit boxes)

--iLook® 21-guage needle guide/cover kit (sold in 24-unit boxes)

--iLook® 22-guage needle guide/cover kit (sold in 24-unit boxes)

--SonoSite backpack

--SonoSite iLook User Guide, English

--iLook® Quick Reference Guide

-     Ultrasound gel

-     Sony UP895 MD B&W Video Printer

-     USB Serial Cable (for conversion from RS-232 to a USB, required for SiteLink)

-     Security Cable (Kensington Cable)

-     Video cable (RCA/BNC)

-     iLook 25® sheath-only kit (box of 24)

[*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*]

* Confidential Treatment Requested

Exhibit D

TERRITORY

United States of America.

Exhibit E

MINIMUM PURCHASE OBLIGATIONS

[*]                                                                                                                    Minimum Units

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* Confidential Treatment Requested

Exhibit F

CUSTOMER WARRANTY, WARRANTY CLAIM,
REPAIR AND MAINTENANCE PROCEDURES

CUSTOMER WARRANTY:

See attached "Sonosite Personal Imaging Tool Warranty and Repair Service Information."

WARRANTY CLAIM, REPAIR AND MAINTENANCE PROCEDURES:

Supplier shall provide comprehensive management of service operations for BSC's customers who purchase Product pursuant to this Agreement.  This shall include maintaining a technical support hotline, product technical troubleshooting, repair operations, service contract offerings and warranty database administration.  Supplier will provide warranty and other repair and maintenance services promptly and will provided customers with a replacement or loaner Product during any repair period to ensure availability of Product to customers.  Supplier shall track customer calls to closure, resolve complaints, monitor service turn-around times, summarize product reliability, repair cost and quality data.  Supplier shall share such data with BSC upon request by BSC.  The service levels provided hereunder shall be no less than the service levels provided by Supplier to its own customers.  BSC agrees to provide sales data to Supplier necessary for Supplier to perform its service obligations including name, address, date of sale, and Product and Accessory serial numbers, within 30 days of BSC's sale to the customer; provided, that no failure to supply such information will result in the failure by Supplier to honor a verifiable warranty.

SonoSite Personal Imaging Tool

Warranty and Repair Service Information

SonoSite Personal Imaging Tools are designed to be highly durable and reliable. The limited number of moving parts and circuit boards lessens the chance of system failures. The systems and accessories are, however, subject to physical damage and care should be taken to handle and transport the systems securely. In the event of a system failure, the low weight and small size make it possible to ship the system back to SonoSite for repair which is less costly than a field service call.

Programs

Year One Warranties

SonoSite Standard Warranty

SonoSite Total Coverage

Upgrade to Standard Warranty

Extended 12-month Warranties

SonoSite Total Coverage

Extended Warranty

SonoSite Standard Coverage

Extended Warranty

SonoSite Limited Coverage Extended Warranty

Description

Coverage is for one year after product sale to customer. SonoSite provides U.S. and Canadian customers with service loaners and performs repairs at the SonoSite service facility.  SonoSite provides authorized dealers outside the U.S. and Canada with replacement parts to service products.  Warranties are not transferable outside the country where the product is purchased.

A comprehensive one-year warranty is included with SonoSite personal imaging tools and accessories*.  Warranty covers damage due to normal use, excluding dropping, mishandling, and theft.  SonoSite provides U.S. and Canadian customers with service loaners and performs repairs at the SonoSite service facility.

Total Coverage protection provides additional coverage during the initial one-year warranty period for damage due to accidental dropping, mishandling, or theft.  It does not cover deliberate mishandling.  Coverage is per system and includes accessories. SonoSite provides U.S. and Canadian customers with next-morning service loaner delivery where available.

Protection is provided for the 12 months following the standard one-year warranty period. Coverage is per system (accessories not included). SonoSite provides authorized dealers outside the U.S. and Canada with replacement parts to service products.  Warranties are not transferable outside the country where the product is purchased.

Total Coverage protection covers damage due to normal use, including accidental dropping, mishandling, or theft.  It does not cover deliberate mishandling.  SonoSite provides U.S. and Canadian customers with next-morning service loaner delivery where available.

Standard Coverage protection covers damage due to normal use, excluding dropping, mishandling, and theft.  SonoSite provides U.S. and Canadian customers with service loaners and performs repairs at SonoSite's service facility.

Limited Coverage protection is for U.S. and Canadian customers only. This protection covers damage due to normal use, excluding dropping, mishandling, and theft.  Service loaner is available at an additional charge.

Part No. Standard Warranty P03223 P03224 P03225 P03226

*Accessories include SiteCharge™  and AC adapters. Ultrasound system batteries are covered under limited six-month warranty. Warranties do not cover non-SonoSite devices (e.g., printers, video recorders or external monitors).

Standard Terms and Conditions

These Terms and Conditions, together with any order or other agreement signed by both SonoSite, Inc. ("SonoSite") and the customer identified on the cover page of the applicable order or invoice related hereto ("Customer") (collectively, the "Agreement") sets forth the entire agreement and supersedes all prior understandings or agreements of SonoSite and Customer with regard to the purchase and sale of the Products and other transactions between SonoSite and Customer involving the Products sold by SonoSite to customer. SonoSite will not be bound by, and specifically objects to, any term, condition, or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by Customer in any purchase order, receipt, acceptance, confirmation, correspondence, or otherwise, unless SonoSite specifically agrees to such provision in a written instrument signed by SonoSite.

Limited Warranty and Remedy. SonoSite warrants to Customer that, upon delivery, each Product will be [*].

SonoSite will use commercially reasonable efforts to correct any failure of any Product that does not substantially conform to the foregoing warranty (e.g., by modification or repair of the noncomplying Product); provided that Customer gives SonoSite written notice of the noncompliance within [*] after delivery. If SonoSite determines that such repair or replacement cannot occur under such reasonable efforts, then SonoSite may elect to refund to Customer the amount paid by Customer for the defective Product in exchange for such defective Product in full satisfaction of SonoSite's obligations under this paragraph 8.

These warranty obligations do not apply to any Product that (a) has not been operated and maintained in accordance with applicable instructions and manuals, (b) has been repaired or altered by unauthorized personnel, or (c) has been misused, abused, damaged or subjected to operation for which it was not intended.

Indemnification. SonoSite will defend and indemnify Customer from and against [*], provided that Customer: gives SonoSite prompt written notice of the claim; allows SonoSite to control the defense and settlement of the claim; assists and cooperates with SonoSite in connection with the defense and settlement of the claim; complies with any court order or settlement made in connection with the claim (e.g., as to future use of any infringing Product); and does not settle the claim without SonoSite's prior written consent. This paragraph will not apply to any claim to the extent such claim arises out of the negligence or willful misconduct of Customer or results from any use of the Product in connection with any equipment or other items not furnished by SonoSite or from any use not in conformity with applicable instructions and manuals.

Disclaimer and Release. The warranties, obligations, and liabilities of SonoSite and the remedies of the Customer set forth in this agreement are exclusive and in substitution for, and customer hereby waives, releases and disclaims, all other warranties, obligations, and liabilities of SonoSite and all other rights, claims, and remedies of Customer against SonoSite, express or implied, arising by law or otherwise, with respect to the products and any other goods or services delivered under this agreement, including, but not limited to: (a) any implied warranty of merchantability or fitness for a particular purpose; (b) any implied warranty arising from course of performance, course of dealing or usage of trade; (c) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence (active, passive or imputed), product liability or strict liability of SonoSite; and (d) any obligation, liability, right, claim or remedy for infringement.

Limitations of Liability. SonoSite's liability (whether in contract, tort or otherwise, and notwithstanding any fault, negligence, strict liability or product liability of SonoSite) with regard to any product or other goods or services furnished under this agreement will not exceed the purchase price paid by the Customer to SonoSite for the same. Further, SonoSite will not in any event be liable for any special, incidental, consequential or indirect damages, or for loss of revenue, loss of business or other financial loss, arising out of or in connection with any product or other goods or services furnished under this agreement.

* Confidential Treatment Requested

Schedule A

SUPPLIER'S DISCLOSURE SCHEDULE

Supplier has a number of GPO contracts for which it is the exclusive supplier of Products to the GPO's participating institutions.  Supplier will need to obtain consent from the GPO's in most cases to permit BSC to be an authorized supplier of the Products under those contracts.

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Schedule B

IN-PROCESS SALES

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